Exhibit 99.1

[LOGO]                  CINCINNATI FINANCIAL CORPORATION
      Mailing Address:          P.O. BOX 145496
                           CINCINNATI, OHIO 45250-5496
                                 (513) 870-2000

                                            Investor Contact: Heather J. Wietzel
                                                                  (513) 603-5236
                                                 Media Contact: Joan O. Shevchik
                                                                  (513) 603-5323

           Cincinnati Financial Corporation Increases Cash Dividend,
                       Declares 5 Percent Stock Dividend
                o 10% rise in indicated annual cash dividend rate
           o Board actions signal positive outlook for 2004 and beyond

CINCINNATI, Feb. 2 /PRNewswire-FirstCall/ -- Cincinnati Financial Corporation (Nasdaq: CINF) today announced that the board of directors voted at its regular meeting on January 31, 2004, to increase the regular quarterly cash dividend 10 percent to 27.5 cents per share, payable April 15, 2004, to shareholders of record on March 24, 2004. At the new level, the indicated annual dividend is $1.10 per share. Cash dividends declared in 2003 were $1.00 per share, up from 89 cents in 2002.

In an additional action, the board declared a 5 percent stock dividend to be distributed June 15, 2004, on shares outstanding and of record on April 30, 2004. This is the 28th stock dividend or split declared over the past 53 years. After the stock dividend, one Cincinnati Insurance share purchased in 1950 will have grown to 2,044 Cincinnati Financial shares, with stock dividends reinvested and cash dividends not reinvested.

Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, "Cincinnati Financial's dividend policy reflects our business strategies and the predictability they foster. Our board has increased the cash dividend in each of the last 44 years and sought opportunities to reward shareholders with stock splits and dividends. Today's actions signal the confidence the board has in the company's future."

Cincinnati Financial's common stock returned a positive 27.2 percent to shareholders over the past five years, compared with a negative return of 2.8 percent for the Standard & Poor's 500 Index.

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company supports the insurance subsidiaries and their independent agent representatives through commercial leasing and financing activities. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information, please visit the company's Web site at www.cinfin.com.

This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements contained herein involve potential risks and uncertainties. The company's future results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to:

o unusually high levels of catastrophe losses due to changes in weather patterns or other causes

o     increased frequency and/or severity of claims

o     environmental events or changes

o insurance regulatory actions, legislation or court decisions that increase expenses or place the company at a disadvantage in the marketplace

o     adverse outcomes from litigation or administrative proceedings

o recession or other economic conditions resulting in lower demand for insurance products

o sustained decline in overall stock market values negatively affecting the company's equity portfolio, in particular a sustained decline in market value of Fifth Third Bancorp shares

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o     events that lead to a significant decline in the market value of a particular security and impairment of the asset

o delays in the development, implementation and benefits of technology enhancements

o     decreased ability to generate growth in investment income

Further, the company's insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures impacting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

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